Exhibit 10.3

February 28, 2014

Nicholas W. Gee
via email to Nicholas.Gee@eu.weatherford.com

Dear Nick:

This letter outlines the benefits you will be provided in connection with your separation of service from Weatherford International Ltd. and its subsidiaries (“Weatherford”), effective at the close of business on February 28, 2014 (the “Separation Date”). The benefits outlined below constitute full, complete and final settlement of all amounts owed to you (i) under Section 5 of your Amended and Restated Employment Agreement with Weatherford, dated April 10, 2010, amended on March 30, 2012 (your “Employment Agreement”), (ii) various award agreements covering as yet unvested equity awards granted to you (“Awards”), and (iii) under any other employment related documents in effect with Weatherford, including, but not limited to, the employment agreement dated April 1, 2012 (the “Swiss Employment Agreement”).

For purposes of your Employment Agreement and Awards, and as agreed by you and Weatherford, the termination of your employment relationship is effective as of the Separation Date.

Pursuant to Section 5(b)(i) of your Employment Agreement, Weatherford will pay to you, in Swiss Francs, the Accrued Obligation reflected in Table 1 below within 30 days of the Separation Date. You will be paid your Annual Bonus Amount, as defined in your Employment Agreement, for 2013 (the “2013 Bonus”) within 30 days of the Separation Date. Pursuant to the Swiss Employment Agreement and Weatherford’s Tax Procedure for International Assignees (the “Tax Procedures”), you acknowledge and agree that Weatherford will withhold the hypothetical tax deduction in accordance with current procedures, and Weatherford will be responsible for payment of taxes in Switzerland related to your Weatherford income through the Separation Date, which includes payment of the 2013 Bonus and payments made pursuant to Section 5(b)(i)(A)(I), 5(b)(i)(B)(II) and 5(b)(i)(B)(III) of your Employment Agreement. After the Separation Date you are responsible for the payment of your income and personal taxes and any other personal remuneration related tax expenses applicable to you. Pursuant to your Swiss Employment Agreement and Weatherford’s Tax Procedures, Weatherford will pay for the preparation of your Swiss, and, if applicable, UK, tax returns until all Weatherford tax liabilities associated with your employment have been finalized.

Pursuant to Section 5(b)(ii) of your Employment Agreement, you and your dependents are entitled to continued insurance coverage for three years from the Separation Date. In lieu of such coverage, Weatherford will pay to you CHF 21,134.00 within 30 days of the Separation Date.

Pursuant to Section 5(b)(iii) of your Employment Agreement, on your request Weatherford will provide you with reasonable outplacement services (up to a maximum of $35,000).

Weatherford
2000 St. James Place
Houston, TX 77056
USA

Nicholas W. Gee
February 28, 2014

You acknowledge your continuing obligations with respect to confidential information and Work Product under Sections 9 and 10 of the Employment Agreement and your obligations with respect to non-competition and non-solicitation under Section 11 of your Employment Agreement.

Pursuant to Section 5(b)(i)(A)(II) of your Employment Agreement and various Awards, you will have restricted share units and performance units vest as shown in Table 2 below. These will be transferred to your account in accordance with the terms of the various Awards. Weatherford will be responsible for payment of taxes in Switzerland related to the Awards and Weatherford will withhold the hypothetical tax deduction in accordance with current procedures.

The termination of your employment and your Employment Agreement do not reduce any rights you have under the indemnification agreement(s) between you and Weatherford or its subsidiaries.

Further, you and Weatherford agree that for a transitional period, as may be mutually agreed, following the Separation Date, you may provide consulting services to the Company as requested by Weatherford and agreed by you subject to your availability, such services expected to be rendered during normal business hours and upon reasonable notice. This consulting arrangement may be terminated at any time by either party upon 30 days written notice. The Chairman, CEO, and President of the Company will coordinate with you regarding the terms of your consulting services.

Please let me know if you have any questions regarding these matters. Otherwise, please execute this letter agreement where indicated below.

Best regards,

/s/ Alejandro Cestero
Alejandro (Alex) Cestero
Vice President, Co-General Counsel & Corporate Secretary

Acknowledged and Agreed
As of February 28, 2014

/s/ Nicholas W. Gee
Nicholas W. Gee

Weatherford
2000 St. James Place
Houston, TX 77056
USA

Nicholas W. Gee
February 28, 2014

Table 1

Clause of Section 5(b)	Item	Amount
(i)(A)(I) (to be paid by March 30, 2014	Accrued Obligation (includes accrued vacation @ 22 days)	CHF 51,408
(i)(B)(II) (to be paid by March 30, 2014)	Expected, Pro-rated 2014 bonus @ target, *however, final payment will be based on actual performance	CHF 95,881
(i)(B)(III) (to be paid by March 30, 2014)	3 x base + bonus @ target	CHF 3,645,336
2013 Bonus		Amount
to be paid by March 30, 2014		CHF 574,140

Table 2

Award	Grant Date	Units Granted	Shares Vesting
Restricted Share Units	23 March 2012	92,604(a)	61,736
Restricted Share Units	7 March 2013	122,528	122,528
Restricted Share Units(b)	1 July 2010	889	356
Restricted Share Units(b)	1 October 2010	1,060	424
Restricted Share Units(b)	3 January 2011	862	345
Restricted Share Units(b)	1 April 2011	1,344	807
Restricted Share Units(b)	1 July 2011	1,084	433
Restricted Share Units(b)	1 July 2011	2,176	1,305
Restricted Share Units(b)	3 October 2011	1,187	474
Restricted Share Units(b)	3 January 2012	1,403	560
Restricted Share Units(b)	2 April 2012	1,383	552
Restricted Share Units(b)	2 July 2012	1,659	663
Restricted Share Units(b)	1 October 2012	1,777	710
Restricted Share Units(b)	2 January 2013	2,057	822
Restricted Share Units(b)	1 April 2013	3,175	1,270
Restricted Share Units(b)	1 July 2013	1,832	732
Restricted Share Units(b)	1 October 2013	1,678	671
Restricted Share Units(b)	3 January 2014	1,600	640
Performance Units (c)	23 March 2012	46,302	—
Performance Units (d)	23 March 2012	46,302	—
Performance Units (e)	7 March 2013	122,528	245,056
Total			440,084

(a)	In this grant, 23,913 units have already vested.

(b)
Restricted Share Unit Awards pursuant to the Foreign Executive Deferred Compensation Stock Ownership plan. The difference between units granted and shares vested represents shares that have already vested pursuant to the applicable vesting schedule.

(c) - (e) Number of Shares Vesting for Performance Units to be calculated and measured as of Separation Date of February 28, 2014.

Weatherford
2000 St. James Place
Houston, TX 77056
USA